AUTHORISZOR INC.
                                  Birkett House
                               27 Albemarle Street

                                 London W1X 4LQ
                           Telephone No: 0171 493 2843
                           Facsimile No: 0171 629 5356

12th November 1999


BY HAND

The Honorable Raymond G H Seitz
10 Pembridge Place

London W2 4XB

Dear Raymond,

I would like to say on behalf of the Directors of Authoriszor how pleased we are that you will be joining the board as Chairman, subject to agreement on the terms. May I suggest the following:

1. You will be appointed to the board of Authoriszor Inc and will serve as Chairman.

2. The initial term of the agreement is to be for two years, after which either side can give six months notice.

3.   The appointment will be from 1st December 1999.

4. Your fee will be US $4,000 per month. You will also be granted a three year option to acquire 200,000 Authoriszor common shares at US $3 per share.

5. You will be expected to devote an average of approximately two days per month to Authoriszor affairs.

If you are happy with the above, I will instruct Jenkens & Gilchrist, our American attorneys, to start work on the option agreement.

Yours sincerely,


Robert Jeffcock
Director